Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92511, 333-41204 and 333-90048 of Duraswitch Industries, Inc. and subsidiaries on Form S-8 of our report dated March 24, 2005, appearing in this Annual Report on Form 10-KSB of Duraswitch Industries, Inc. and subsidiaries for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP
Phoenix, Arizona

March 25, 2005